Exhibit 2.1

SHARE PURCHASE AND SHARE EXCHANGE AGREEMENT

by and among

Teen Education Group, Inc.,
a Delaware corporation

and

Robert L. Wilson,
As the Majority Stockholder of Teen Education Group, Inc.

and

Hongkong Charter International Group Limited,
a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China

and

Qun Hu,
the Majority Shareholder of
Hongkong Charter International Group Limited

Dated as of November 12, 2010

SHARE PURCHASE AND SHARE EXCHANGE AGREEMENT

 This SHARE PURCHASE AND SHARE EXCHANGE AGREEMENT (the “ Agreement ”) is entered into as of this 12th day of November, 2010, by and among Teen Education Group, Inc., a Delaware corporation (“ Teen Education ”), Robert L. Wilson, an individual with an address c/o Teen Education Group, Inc., 6767 W. Tropicana Ave., Suite 207, Las Vegas, NV 89103 and majority stockholder of Teen Education (the “ Majority Stockholder ”), Hongkong Charter International Group Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (the “ PRC ”) (“ Hongkong Limited ”), and Qun Hu, the majority shareholder of Hongkong Limited   (the “ Hongkong Limited Shareholder ,” and together with Teen Education, the Majority Stockholder, and Hongkong Limited, the “ Parties ” and each, a “ Party ”), upon the following premises:

WHEREAS , Teen Education’s common stock is publicly quoted on the Over-the-Counter Bulletin Board (the “ OTCBB ”); and

WHEREAS , (i) Hongkong Limited and the Hongkong Limited Shareholder believe that it is in their respective best interests for the Hongkong Limited Shareholder to exchange (the “ Exchange ”) all of their common shares, par value HKD $1.00, of Hongkong Limited (the “ Hongkong Limited Shares ”) for 2,250,000 newly-issued shares of common stock, par value $0.001 per share, of Teen Education (the “ Exchange Shares ”) (the “ Exchange ”), which shall constitute 90% of the shares of common stock issued and outstanding immediately after the closing of the transactions completed herein (the “ Closing ”) and (ii) Teen Education believes it is in its best interest and the best interest of its stockholders (the “ Teen Education Shareholders ”) to acquire all of the Hongkong Limited Shares in exchange for the Exchange Shares, all upon the terms and subject to the conditions set forth in this Agreement.  On the Closing Date (as defined herein), Hongkong Limited will become a wholly owned subsidiary of Teen Education (the “ Acquisition ”); and

WHEREAS , it is the intention of the Parties that: (i) the Exchange qualify as a tax-free organization under Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the “ Code ”); and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “ Securities Act ”); and

WHEREAS, the board of directors of each of Teen Education and Hongkong Limited has determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in the best interests of their respective shareholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed Acquisition.

NOW THEREFORE , on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF HONGKONG LIMITED

Except as set forth in the disclosure schedule attached hereto as Exhibit A (the “ Hongkong Limited Schedules ”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, Hongkong Limited represents and warrants to Teen Education that:

Section 1.01      Incorporation; Authorization; Enforceability .

(a)           Hongkong Limited is duly incorporated, validly existing and in good standing under the laws of Hong Kong.  Hongkong Limited has the power and authority to carry on its business as it is now being conducted;

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Memorandum and Articles of Association of Hongkong Limited (the “ Memorandum and Articles ”).  Hongkong Limited has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)           This Agreement constitutes the valid and binding obligation of Hongkong Limited, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 1.02      Authorized Shares ..

 The number of shares of common stock that Hongkong Limited is authorized to issue is 10,000 shares.  There are 1,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid and non-assessable.

Section 1.03      Subsidiaries and Predecessor Companies .

 Except as set forth in Hongkong Limited Schedule 1.03 , Hongkong Limited does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other company.

Section 1.04      Financial Statements ..

Included in Hongkong Limited Schedule 1.04 are the audited consolidated balance sheets of Hongkong Limited as of June 30, 2010 and 2009, and consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 2010, together with the notes to such statements and the opinion of Friedman, LLP.  These consolidated financial statements present fairly, in all material respects, the financial position of Hongkong Limited as of June 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

Section 1.05      Options or Warrants ..

Except as set forth in Hongkong Limited Schedule 1.05 , there are no existing options, warrants, calls or commitments of any character relating to the authorized and unissued Hongkong Limited Shares.

Section 1.06      No Dividends, Options or Warrants .

Except as set forth in Hongkong Limited Schedule 1.06 , since December 31, 2009, Hongkong Limited has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to its shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares or (ii) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof, except in connection of this Agreement; and

Section 1.07      Litigation and Proceedings .

Except as set forth in Hongkong Limited Schedule 1.07 , there are no material actions, suits, proceedings or investigations pending against Hongkong Limited before any court or other governmental agency or instrumentality.

Section 1.08      No Conflicts ..

The execution, delivery and performance of this Agreement by Hongkong Limited will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Hongkong Limited or its capital stock; or (iii) violate or breach any contractual obligation to which Hongkong Limited is a party or its capital stock bound.

Section 1.09      Compliance with Laws and Regulations .

To its knowledge, Hongkong Limited has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Hongkong Limited, or except to the extent that noncompliance would not result in the occurrence of any material liability for Hongkong Limited.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF TEEN EDUCATION AND
MAJORITY STOCKHOLDER OF TEEN EDUCATION

Except as set forth in the disclosure schedule attached hereto as Exhibit B (the “ Teen Education Schedules ”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, Teen Education and the Majority Stockholder, jointly and severally, represent and warrant to Hongkong Limited and the Hongkong Limited Shareholder that:

Section 2.01      Organization; Authority .

(a)           Teen Education is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Teen Education is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Teen Education has delivered to Hongkong Limited true, complete and correct copies of its certificate of incorporation and bylaws, and any amendments thereto or restatements thereof, as in effect on the date hereof;

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of Teen Education.  Teen Education has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)           This Agreement constitutes the valid and binding obligation of Teen Education, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 2.02      Capitalization ..

(a)           Teen Education’s authorized capital stock consists solely of 100,000,000 shares of common stock, par value $0.001 per share (the “ Common Stock ”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“ Preferred Stock ”).  An aggregate of 2,250,000 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding.  Except for the Common Stock and Preferred Stock described in the foregoing provisions of this Section 2.02(a) , there are no shares of capital stock or other equity securities of Teen Education authorized, issued or outstanding.  No shares of Common Stock or Preferred Stock are held in Teen Education’s treasury nor reserved for issuance.  Teen Education does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity;

(b)           All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any (i) preemptive or other rights of any person to acquire securities of Teen Education or (ii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder.  The Hongkong Limited Shareholder, his designees or assigns, will receive good and valid title to the Exchange Shares, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any equity holder or similar agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, “ Liens ”);

 (c)           There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock or other securities of Teen Education.  There are no agreements of any character to which Teen Education is a party or by which it is bound obligating Teen Education to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Teen Education or obligating Teen Education to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Common Stock or Preferred Stock except as set forth in this Agreement;

(d)           Teen Education’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof).  All accounts, books, ledgers and official and other records of Teen Education fairly and accurately reflect all of Teen Education’s transactions, properties, assets and liabilities;

(e)           All outstanding equity securities of Teen Education have been issued and granted in compliance with all federal and state securities laws and other applicable laws and regulations, and all requirements set forth in any contract, agreement, or instrument to which Teen Education is a party or under which its assets are bound; and

(f)           There are no registration rights, rights plan, anti-takeover plan or other agreement or understanding to which Teen Education is a party or by which it is bound, with respect to any equity security of any class of Teen Education, and there are no agreements to which Teen Education is a party, or which Teen Education has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03      Subsidiaries and Predecessor Corporations .

 Teen Education does not have any predecessor entities or subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 2.04      Financial Statements; Taxes .

(a)            Included in the Teen Education Schedules are (i) the audited balance sheets of Teen Education as of December 31, 2009 and December 31, 2008, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009 and December 31, 2008, together with the notes to such statements and the opinion of Kyle L. Tingle, CPA, LLC, independent certified public accountants and (ii) the unaudited financial statements for the six months ended June 30, 2010;

 (b)            All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied throughout the periods involved. The Teen Education balance sheets, statements of operations, stockholders’ equity and cash flows are true and accurate and present fairly as of their dates the financial condition of Teen Education.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Teen Education had no liabilities or obligations direct or indirect, matured or unmatured, contingent or otherwise, which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP;

(c)            Teen Education has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation, other than current liabilities reflected in or shown on the most recent Teen Education balance sheet; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims;

(d)            Teen Education has timely filed all state, federal and local income and/or franchise tax returns required to be filed by it from its inception to the date hereof.  Teen Education has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties); and

(e)            The books and records, financial and otherwise, of Teen Education are in all material aspects complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

Section 2.05      Absence of Certain Changes or Events .

Since the date of the most recent Teen Education balance sheet:

(a)            there has not been any adverse change in the business, operations, properties, assets or condition of Teen Education;

(b)            Teen Education has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which are outside of the ordinary course of business; (iv) made any change in its method of accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; or (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; and

(c)            Teen Education has not become subject to any law or regulation, which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Teen Education.

Section 2.06      Litigation and Proceedings .

There are no actions, suits, proceedings or investigations pending or, to the knowledge of Teen Education and the Majority Stockholder after reasonable investigation, threatened by or against Teen Education or affecting Teen Education or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 2.07      No Conflicts; Compliance With Laws and Regulations .

(a)           Teen Education has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof.  Teen Education is not a party to or bound by, and the properties of Teen Education are not subject to, any judgment, order, writ, injunction, decree or award;

(b)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Teen Education is a party or to which any of its assets, properties or operations are subject; and

(c)           The execution, delivery and performance of this Agreement by Teen Education will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Teen Education or its capital stock; or (iii) violate or breach any contractual obligation to which Teen Education is a party or its capital stock bound.

Section 2.08      Material Transactions or Affiliations .

Except as expressly disclosed herein and in the Teen Education Schedules, there exists no contract, agreement or arrangement between Teen Education and any predecessor or any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record or beneficially 5% or more of the issued and outstanding common shares of Teen Education.  Neither any officer, director nor 5% Teen Education Shareholder has, or has had since inception of Teen Education, any known interest, direct or indirect, contingent or otherwise, in any such transaction with Teen Education which was material to the business of Teen Education.  Teen Education has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.09      SEC Reports ..

(a)           Each filing made by Teen Education (the “ Teen Education SEC Reports ”) with the U.S. Securities and Exchange Commission (“ SEC ”) (i) was prepared in accordance and complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), as the case may be, and the rules and regulations of the SEC applicable thereunder to such Teen Education SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

 (b)             Each set of financial statements (including, in each case, any related notes thereto) contained in the Teen Education SEC Reports comply with the published rules and regulations of the SEC with respect thereto, and each fairly presents in all material respects the financial position of Teen Education at the respective dates thereof and the results of its operations and cash flows for the periods indicated; and

(c)             Except a set forth in Teen Education Schedule 2.09 , Teen Education is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, its shares of common stock have been registered under Section 12(g) of the Exchange Act, and Teen Education is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE HONGKONG LIMITED SHAREHOLDER

The Hongkong Limited Shareholder represents and warrants to Teen Education that:

Section 3.01      Good Title ..

Such Hongkong Limited Shareholder is the record and beneficial owner, and has good title to his, her or its Hongkong Limited Shares, with the full right and authority to sell and deliver such Hongkong Limited Shares, free and clear of any and all Liens.  Teen Education, as the new owner of the Hongkong Limited Shares of such Hongkong Limited Shareholder, will receive good title to such Hongkong Limited Shares, free and clear of all Liens.

Section 3.02      Power and Authority ..

Such Hongkong Limited Shareholder has the full legal power, capacity and authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement.  This Agreement constitutes a legal, valid, and binding obligation of such Hongkong Limited Shareholder, enforceable against such Hongkong Limited Shareholder in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 3. 03      No Conflicts ..

The execution and delivery of this Agreement by such Hongkong Limited Shareholder and the performance by such Hongkong Limited Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such Hongkong Limited Shareholder or the Hongkong Limited Shares; and (c) will not violate or breach any contractual obligation to which such Hongkong Limited Shareholder is a party or the Hongkong Limited Shares are bound.

Section 3.04      Purchase Entirely for Own Account .

The Exchange Shares proposed to be acquired by such Hongkong Limited Shareholder hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and such Hongkong Limited Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.05      Acquisition of Exchange Shares for Investment .

(a)           Such Hongkong Limited Shareholder is acquiring the Exchange Shares as an investment for such Hongkong Limited Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Hongkong Limited Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Hongkong Limited Shareholder further represents that he does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Exchange Shares;

(b)           Such Hongkong Limited Shareholder represents and warrants that he or she: (i) can bear the economic risk of his, her, or its investment and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Teen Education and its securities;

(c)           If such Hongkong Limited Shareholder is not a “U.S. Person,” as such term is defined in Rule 902(k) of Regulation S of the Securities Act (“ Regulation S ”) (the “ Non-U.S. Shareholder ”), such Hongkong Limited Shareholder understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Hongkong Limited Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Such Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)           If such Hongkong Limited Shareholder is a “U.S. Person,” he, she or it understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Hongkong Limited Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“ Regulation D ”).  Each such U.S. shareholder represents and warrants that he, she, or it is an “accredited investor,” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Hongkong Limited Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“ Section 4(2) ”).   Each such U.S. shareholder agrees to provide documentation to Teen Education prior to Closing as may be requested by Teen Education to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire.   Each certificate representing the Exchange Shares issued to such Hongkong Limited Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”;

(e)           Such Hongkong Limited Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

 (f)           Such Hongkong Limited Shareholder acknowledges that he, she, or it has carefully reviewed such information as he, she, or it has deemed necessary to evaluate an investment in Teen Education and its securities, and with respect to each U.S. shareholder, that all information required to be disclosed to such Hongkong Limited Shareholder under Regulation D has been furnished to such Hongkong Limited Shareholder by Teen Education.  To the full satisfaction of such Hongkong Limited Shareholder, he has been furnished all materials that he, she or it has requested relating to Teen Education and the issuance of the Exchange Shares hereunder, and such Hongkong Limited Shareholder has been afforded the opportunity to ask questions of Teen Education’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Hongkong Limited Shareholder.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Teen Education set forth in this Agreement, on which the Hongkong Limited Shareholder has relied in making an exchange of his shares of Hongkong Limited for the Exchange Shares; and

(g)           Such Hongkong Limited Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Such Hongkong Limited Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, Teen Education’s compliance with the reporting requirements under the Exchange.

Section 3.06      Additional Legend; Consent .

Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Hongkong Limited Shareholder consents to Teen Education making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01      The Exchange ..

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), the Hongkong Limited Shareholder shall assign, transfer and deliver, free and clear of all Liens, the number of Hongkong Limited Shares set forth in the Hongkong Limited Schedules, which shall constitute all of the Hongkong Limited Shares held by such Hongkong Limited Shareholder; the objective of such Exchange being the acquisition by Teen Education of not less than 100% of the issued and outstanding shares of Hongkong Limited.  In exchange for the transfer of such securities by the Hongkong Limited Shareholder, Teen Education shall issue to the Hongkong Limited Shareholder, his affiliates or assigns, a total of 2,250,000 shares pursuant to Schedule 1 attached hereto, representing 90% of the total common shares of Teen Education, for all of the outstanding shares of Hongkong Limited held by the Hongkong Limited Shareholder.  On the Closing Date, the Hongkong Limited Shareholder shall surrender his certificate or certificates representing his Hongkong Limited Shares to Teen Education, or its registrar or transfer agent, and be entitled to receive a certificate or certificates evidencing his interest in the Exchange Shares.

Upon consummation of the transactions contemplated herein, Teen Education shall hold all of the issued and outstanding shares of Hongkong Limited. Upon consummation of the transactions contemplated herein, there shall be 2,500,000 Teen Education Shares issued and outstanding.

Section 4.02      Cancellation of Certain Shares of Majority Stockholder Common Stock .

Prior to the Closing Date, the Majority Stockholder will cancel 2,000,000 shares of Teen Education, which shall constitute 100% of the Majority Stockholder’s security interests in Teen Education.

Section 4.03      Additional Consideration .

On the Closing Date, in addition to the Exchange, Hongkong Limited shall pay $350,000 (the “ Additional Consideration ”) to the Majority Stockholder.

Section 4.04      Closing ..

The Closing shall occur following the payment of the outstanding liabilities of Teen Education (the “ Closing Date ”), which may be paid from the proceeds at Closing to the Majority Stockholder, and upon the consummation of the Exchange. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of this Agreement being met.

Section 4.05      Closing Events ..

At the Closing, Teen Education, Majority Stockholder, Hongkong Limited, and the Hongkong Limited Shareholder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.06      Termination ..

This Agreement may be terminated by the board of directors of Hongkong Limited or the board of directors of Teen Education only in the event that Teen Education or Hongkong Limited, as applicable, does not meet the conditions precedent set forth in Articles VI and VII hereof, respectively.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE V

SPECIAL COVENANTS

Section 5.01      Access to Properties and Records .

Teen Education and Hongkong Limited will each afford to the officers and authorized representatives of the other full access to their properties, books, and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Teen Education or Hongkong Limited, as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02      Third Party Consents and Certificates .

Each of Teen Education, the Majority Stockholder, Hongkong Limited, and the Hongkong Limited Stockholders agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04      Designation of Directors .

The Majority Stockholder shall resign as the sole director of Teen Education on the Closing Date, and such resignation shall become effective upon the tenth (10 th ) day following the mailing of the Information Statement by Teen Education to its stockholders.  On the Closing Date, Qun Hu shall be appointed to the board of directors of Teen Education.

Section 5.05      Designation of Officers .

On the Closing Date, the Majority Stockholder shall resign from all of his officer positions at Teen Education and the persons set forth below shall be appointed to the following positions:

Name	Title

Qun Hu	Chairman

Zhoufeng Shen	President and Chief Executive Officer

Xiaomei Wang	Chief Financial Officer

Section 5.06      Indemnification ..

(a)           Hongkong Limited hereby agrees to indemnify the Majority Stockholder against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced, or threatened, or any claim whatsoever) (a “ Loss ”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement, or any breach of a covenant or any other agreement contemplated in the Exchange.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement, for one year following the Closing; and

(b)            The Majority Stockholder hereby agrees to indemnify (i) Hongkong Limited and each of its officers, agents and directors, (ii) Teen Education and each of its officers, agents and directors, and (iii) the Hongkong Limited Shareholder, his designees or assigns, against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement, or any breach of a covenant or any other agreement contemplated in the Exchange.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement, for one year following the Closing.

Section 5.07      The Acquisition of Teen Education Shares .

Each of Teen Education and Hongkong Limited understands and agrees that the consummation of this Agreement, including the issuance of the Exchange Shares to the Hongkong Limited Shareholder, his designees or assigns, in exchange for the Hongkong Limited Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Each of Teen Education and Hongkong Limited agrees that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In connection with the transactions contemplated by this Agreement, Teen Education and Hongkong Limited shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where the Hongkong Limited Shareholder resides, unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by such parties to be appropriate;

(b)           In order to more fully document reliance on the exemptions as provided herein, Hongkong Limited, the Hongkong Limited Shareholder, Teen Education, and the Majority Stockholder shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Hongkong Limited or Teen Education and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws; and

(c)           The Hongkong Limited Shareholder acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.08      Sales of Securities Under Rule 144 (if Applicable) .

(a)            Teen Education will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof, “ Rule 144 ”) so that its shareholders can sell restricted securities that have been held for six months or more or such other restricted period as required by Rule 144, as it is from time to time amended;

(b)            Upon being informed in writing by any person holding restricted stock of Teen Education that such person intends to sell any shares under Rule 144, Teen Education will certify in writing to such person that it is in compliance with Rule 144’s current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances; and

(c)            If any certificate representing any such restricted stock is presented to Teen Education’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s), in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, Teen Education will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.09      Payment of Liabilities .

Recognizing the need to extinguish all existing liabilities of Teen Education prior to the Exchange, Hongkong Limited has indicated it will not enter into this Agreement unless Teen Education has arranged for the payment and discharge of all of Teen Education’s liabilities, contingent or otherwise, including all of Teen Education’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Teen Education shall arrange for the payment and discharge of all such liabilities.

Section 5.10      Assistance with Post-Closing SEC Reports and Inquiries .

Upon the reasonable request of Hongkong Limited, after the Closing Date, the Majority Stockholder shall use its best efforts to provide such information available to him, including information, filings, reports, financial statements, or other circumstances of Teen Education occurring, reported or filed prior to the Closing, as may be necessary or required by Teen Education for the preparation of the reports that Teen Education is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing, and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF TEEN EDUCATION

The obligations of Teen Education under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01      Accuracy of Representations and Performance of Covenants .

The representations and warranties made by Hongkong Limited and the Hongkong Limited Shareholder in this Agreement were true in all material respects when made and shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Hongkong Limited shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Hongkong Limited prior to or at the Closing.  Teen Education shall be furnished with a certificate, signed by a duly authorized executive officer of Hongkong Limited and dated the Closing Date, to the foregoing effect.

Section 6.02      Officer’s Certificate ..

Teen Education shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Hongkong Limited to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of Hongkong Limited threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Hongkong Limited Schedules, by or against Hongkong Limited, which might result in any material adverse change in any of the assets, properties, business, or operations of Hongkong Limited.

Section 6.03      Approval by Hongkong Limited Shareholder .

The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the Hongkong Limited Shares, including voting power, unless a lesser number is agreed to by Teen Education.

Section 6.04      No Governmental Prohibition .

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment, or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05      Consents ..

All material consents, approvals, waivers, or amendments pursuant to all contracts, licenses, permits, trademarks, and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Hongkong Limited after the Closing Date on the basis as presently operated, shall have been obtained.

Section 6.06      Other Items ..

Teen Education shall have received such further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Teen Education may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF HONGKONG LIMITED
AND THE HONGKONG LIMITED SHAREHOLDES

 The obligations of Hongkong Limited and the Hongkong Limited Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants .

The representations and warranties made by Teen Education and the Majority Stockholder in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Teen Education shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Teen Education.

Section 7.02      Closing Certificate ..

Hongkong Limited shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Teen Education, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Teen Education Schedules, by or against Teen Education, which might result in any material adverse change in any of the assets, properties or operations of Teen Education.

Section 7.03      Officer’s Certificate ..

 Hongkong Limited shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Teen Education, certifying that there are no existing liabilities as of the Closing Date and that each representation and warranty of Teen Education contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

Section 7.04      Good Standing ..

Hongkong Limited shall have received a certificate of good standing from the Secretary of State of the State of Delaware or other appropriate office, dated as of a date within five (5) business days prior to the Closing Date, certifying that Teen Education is in good standing as a company in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.05      No Governmental Prohibition .

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.06      Consents ..

All consents, approvals, waivers, or amendments pursuant to all contracts, licenses, permits, trademarks, and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Teen Education after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.07      Other Items ..

Hongkong Limited shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Hongkong Limited may reasonably request.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Brokers ..

Each of Teen Education and Hongkong Limited agree that, except as set out in their respective Schedules, there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Teen Education and Hongkong Limited each agree to indemnify the other against any claim by any third person other than as set forth in a Schedule for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law ..

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 8.03      Notices ..

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by facsimile or other means of electronic delivery, overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

If to Hongkong Limited, to:	Attn: Qun Hu, Chairman
No. 288 Maodian Road
Liantang Industrial Park, Qingpu District
Shanghai, PRC

With copies (which shall not:	Joseph M. Lucosky, Esq.
constitute notice) to:	Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726

If to Teen Education, to:	Robert L. Wilson
6767 W. Tropicana Ave., Suite 207
Las Vegas, NV 89103

If to the Majority:
Stockholder, to	Robert L. Wilson
6767 W. Tropicana Ave., Suite 207
Las Vegas, NV 89103

With copies (which shall not:
constitute notice), to:	Ronald J. Stauber, Inc.
1880 Century Park East, Suite 315
Los Angeles, CA 90067

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered; (ii) on the business day after dispatch, if sent by overnight courier; (iii) upon dispatch, if transmitted by facsimile with a confirmation of delivery; and (iv) three (3) business days after mailing, if sent by registered or certified mail.

Section 8.04      Attorney’s Fees ..

In the event that either Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including, without limitation, reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05      Confidentiality ..

Each Party agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its officers, directors, employees, advisors, agents, or representatives (collectively, the “ Representatives ”) will hold in strict confidence all data and information obtained with respect to the other or any subsidiary thereof (whether written or oral and regardless of whether such information is marked ‘Confidential’) from any Representative or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving party; (ii) required by law to disclosed; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each Party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts, or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06      Public Announcements and Filings .

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade, or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.  Copies of any such filings, public announcements, or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.07      Schedules; Knowledge ..

Each Party is presumed to have full knowledge of all information set forth in the other party’s Schedules delivered pursuant to this Agreement.

Section 8.08      Third Party Beneficiaries .

This contract is strictly between Teen Education, the Majority Stockholder, Hongkong Limited, and the Hongkong Limited Shareholder and, except as specifically provided, no other director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09      Expenses ..

Subject to Articles VI and VII herein, whether or not the Exchange is consummated, each of Teen Education and Hongkong Limited will bear their own respective expenses, including legal, accounting, and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

Section 8.10      Entire Agreement ..

 This Agreement represents the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings, and negotiations, written or oral, with respect to such subject matter.

Section 8.11      Survival; Termination ..

 The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12      Counterparts ..

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument.  Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13      Amendment or Waiver ..

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14      Best Efforts ..

Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[-Signature Pages Follow-]

IN WITNESS WHEREOF , the Parties have caused this Agreement to be executed as of the date first written above, and the corporate parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

TEEN EDUCATION GROUP, INC.

By:	/s/ Robert L. Wilson
Name: Robert L. Wilson
Title: President and Chief Executive Officer

MAJORITY STOCKHOLDER OF TEEN
EDUCATION GROUP, INC.

/s/ Robert L. Wilson
Robert L. Wilson

HONGKONG CHARTER INTERNATIONAL
GROUP LIMITED

By:	/s/ Qun Hu
Name: Qun Hu
Title: Chairman

HONGKONG LIMITED SHAREHOLDER

By:	/s/ Qun Hu
Name: Qun Hu

EXHIBIT A

HONGKONG LIMITED SCHEDULES

Schedule 1.03 – Subsidiaries and Predecessor Companies

Schedule 1.04 – Financial Statements

Schedule 1.05 – Options or Warrants

Schedule 1.06 – Dividends, Options or Warrants

Schedule 1.07 – Litigation

EXHIBIT B

TEEN EDUCATION SCHEDULES

Schedule 2.09 – SEC Compliance

Schedule 1 – List of Shareholders and Number of Exchange Shares

The schedules and exhibits to the Share Exchange Agreement filed as Exhibit 2.1 to this Form 8-K/A have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Upon request of the Securities and Exchange Commission, the Company agrees to supplementally furnish a copy of any omitted schedule or exhibit.